EXHIBIT 23.1

                         Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-102229) and related Prospectus of Adept Technology, Inc. for the registration of 730,000 shares of its common stock and to the incorporation by reference therein of our report dated July 29, 2002 except Note 13 as to which the date is January 22, 2003, with respect to the consolidated financial statements and schedule of Adept Technology, Inc. included in its Annual Report (Form 10-K/A) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.




                                                        /s/  Ernst & Young LLP


San Jose, California

March 19, 2003